As filed with the U.S. Securities and Exchange Commission on February 9, 2026

Securities Act File No. 333-288406

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM N-14

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Pre-Effective Amendment No.	[ ]
Post-Effective Amendment No. 3	[ X]

PUTNAM ETF TRUST

(Exact Name of Registrant as Specified in Charter)

100 Federal Street

Boston, MA 02110

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (617) 292-1000

Name and address of agent for service:	Copy to:

Alexander V. Kymn, Vice President	Bryan Chegwidden, Esq.	James E. Thomas, Esq.
Putnam ETF Trust	Ropes & Gray LLP	Ropes & Gray LLP
100 Federal Street	1211 Avenue of the Americas	800 Boylston Street
Boston, Massachusetts 02110	New York, New York 10036	Boston, Massachusetts 02199

This Post-Effective Amendment No. 3 will become effective immediately upon filing pursuant to Rule 462(d) under the Securities Act of 1933, as amended.

An indefinite amount of the Registrant’s securities have been registered under the Securities Act of 1933 pursuant to Rule 24f-2 under the Investment Company Act of 1940. In reliance upon such Rule, no filing fee is paid at this time.

PUTNAM ETF TRUST

CONTENTS OF REGISTRATION STATEMENT

This Registration Statement contains the following papers and documents:

Cover Sheet

Contents of Registration Statement

Part A – Proxy Statement/Prospectus*

Part B – Statement of Additional Information*

Part C – Other Information

Signature Page

Exhibits*

*   Incorporated by reference from the Post-Effective Amendment No.  2 to Registrant’s Registration Statement on Form N-14 as filed with the Securities and Exchange Commission on August 6, 2025 (Form No.  333-288406) (the “Registration Statement”).

Explanatory Note

This Post-Effective Amendment No. 3 is being filed solely for the purpose of including in the Registration Statement on Form N-14 the opinions of Ropes & Gray LLP as to tax matters (Exhibit 12) in connection with the merger of each “Target Fund” listed in the table below with and into the corresponding “Acquiring ETF” listed in the table below.

Target Fund		Acquiring ETF

Putnam California Tax Exempt Income Fund	→	Franklin California Municipal Income ETF

Putnam Massachusetts Tax Exempt Income Fund	→	Franklin Massachusetts Municipal Income ETF

Putnam Minnesota Tax Exempt Income Fund	→	Franklin Minnesota Municipal Income ETF

Putnam New Jersey Tax Exempt Income Fund	→	Franklin New Jersey Municipal Income ETF

Putnam New York Tax Exempt Income Fund	→	Franklin New York Municipal Income ETF

Putnam Ohio Tax Exempt Income Fund	→	Franklin Ohio Municipal Income ETF

Putnam Pennsylvania Tax Exempt Income Fund	→	Franklin Pennsylvania Municipal Income ETF

Putnam Short-Term Municipal Income Fund	→	Franklin Short-Term Municipal Income ETF

Putnam Tax Exempt Income Fund	→	Franklin Municipal Income ETF

Putnam Tax-Free High Yield Fund	→	Franklin Municipal High Yield ETF

PUTNAM ETF TRUST

FORM N-14

PART C

OTHER INFORMATION

Item 15.	Indemnification

Reference is made to Article VII, sections 7.5 through 7.7, of the Registrant’s Amended and Restated Agreement and Declaration of Trust, which is incorporated by reference to Post-Effective Amendment No. 1 to the Registrant’s Registration Statement on Form N-1A under the Investment Company Act of 1940, as amended (File No. 811-23643). In addition, the Registrant maintains a trustees and officers liability insurance policy under which the Registrant and its trustees and officers are named insureds. Certain service providers to the Registrant also have contractually agreed to indemnify and hold harmless the trustees against liability arising in connection with the service provider’s performance of services under the relevant agreement.

The Registrant has also agreed to contractually indemnify each Trustee. The agreement between the Registrant and each Trustee, in addition to delineating certain procedural aspects relating to indemnification and advancement of expenses to the fullest extent permitted by the Registrant’s Amended and Restated Agreement and Declaration of Trust and Bylaws and the laws of state of Delaware, the Securities Act of 1933, the Securities Exchange Act of 1934 and the Investment Company Act of 1940, as now or hereafter in force, provides that the Registrant and each series of the Registrant shall indemnify and hold harmless the Trustee against any and all expenses actually and reasonably incurred by the Trustee in any proceeding arising out of or in connection with the Trustee’s service to the Registrant, unless the Trustee has been adjudicated in a final adjudication on the merits to have engaged in certain disabling conduct.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to trustees, officers and controlling persons of the Registrant by the Registrant pursuant to the Registrant’s organizational instruments or otherwise, the Registrant is aware that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and, therefore, is unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

Item 16.  Exhibits

(1)(a)	Certificate of Trust dated December 21, 2020 - filed with initial Registration Statement on Form N-1A (“Initial Registration Statement”) on February 17, 2021.

(1)(b)	Amended and Restated Agreement and Declaration of Trust dated April 20, 2021– Incorporated by reference to Pre-Effective Amendment No. 1 to the Registrant’s Registration Statement (No. 333-253222) filed on May 14, 2021.

(1)(c)	Amended Schedule A to the Amended and Restated Declaration of Trust dated September 23, 2022 – Incorporated by reference to Post-Effective Amendment No. 9 to the Registrant’s Registration Statement (No. 333-253222) filed on September 28, 2022.

(2)	Amended and Restated Bylaws dated June 23, 2023 - Incorporated by reference to Post-Effective Amendment No. 15 to the Registrant’s Registration Statement (No. 333-253222) filed on August 24, 2023.

(3)	Not applicable.

(4)	Form of Agreement and Plan of Reorganization – included as Appendix A to Part A hereof.

(5)(a)	Portions of Agreement and Declaration of Trust Relating to Shareholders’ Rights – Incorporated by reference to Pre-Effective Amendment No. 1 to the Registrant’s Registration Statement (No. 333-253222) filed on May 14, 2021.

(5)(b)	Portions of Bylaws Relating to Shareholders’ Rights - Incorporated by reference to Post-Effective Amendment No. 15 to the Registrant’s Registration Statement (No. 333-253222) filed on August 24, 2023.

(6)(a)	Management Contract with Franklin Advisers, Inc. (“FAV”) for Franklin California Municipal Income ETF, Franklin Massachusetts Municipal Income ETF, Franklin Minnesota Municipal Income ETF, Franklin Municipal High Yield ETF, Franklin Municipal Income ETF, Franklin New Jersey Municipal Income ETF, Franklin New York Municipal Income ETF, Franklin Ohio Municipal Income ETF, Franklin Pennsylvania Municipal Income ETF, and Franklin Short-Term Municipal Income ETF - Incorporated by reference to Post-Effective Amendment No. 2 to the Registrant’s Registration Statement (No. 333-288406) under the Securities Act of 1933 filed on August 6, 2025.

(6)(b)	Sub-Advisory Agreement between FAV and Franklin Templeton Investment Management Limited (“FTIML”) - Incorporated by reference to Post-Effective Amendment No. 2 to the Registrant’s Registration Statement (No. 333-288406) under the Securities Act of 1933 filed on August 6, 2025.

(6)(c)	Subadvisory Agreement between FAV and Putnam Investment Management, LLC (“PIM”) - Incorporated by reference to Post-Effective Amendment No. 2 to the Registrant’s Registration Statement (No. 333-288406) under the Securities Act of 1933 filed on August 6, 2025.

(7)(a)	Amended and Restated Distributor’s Contract with Franklin Distributors, LLC dated August 2, 2024. – Incorporated by reference to Post-Effective Amendment No. 22 to the Registrant’s Registration Statement (No. 333-253222) filed on December 27, 2024.

(7)(b)	Form of Authorized Participant Agreement - Incorporated by reference to Post-Effective Amendment No. 19 to the Registrant’s Registration Statement (No. 333-253222) filed on August 27, 2024.

(8)	Not applicable

(9)(a)	Master Custodian Agreement with State Street Bank and Trust Company dated January 1, 2007; Appendix A dated December 30, 2020 – Incorporated by reference to Pre-Effective Amendment No. 1 to the Registrant’s Registration Statement (No. 333-253222) filed on May 14, 2021.

(9)(b)	Amendment to Master Custodian Agreement with State Street Bank and Trust Company dated August 1, 2013 – Incorporated by reference to Pre-Effective Amendment No. 1 to the Registrant’s Registration Statement (No. 333-253222) filed on May 14, 2021.

(9)(c)	Amendment to Master Custodian Agreement with State Street Bank and Trust Company dated June 25, 2020 – Incorporated by reference to Pre-Effective Amendment No. 1 to the Registrant’s Registration Statement (No. 333-253222) filed on May 14, 2021.

(9)(d)	Amendment to Master Custodian Agreement with State Street Bank and Trust Company dated April 1, 2021 – Incorporated by reference to Pre-Effective Amendment No. 1 to the Registrant’s Registration Statement (No. 333-253222) filed on May 14, 2021.

(9)(e)	Amendment to Master Custodian Agreement with State Street Bank and Trust Company dated

June 25, 2021 – Incorporated by reference to Post-Effective Amendment No. 3 to the Registrant’s Registration Statement (No. 333-253222) filed on May 23, 2022.

(9)(f)	Amendment to Master Custodian Agreement with State Street Bank and Trust Company dated September 23, 2022 – Incorporated by reference to Post-Effective Amendment No. 9 to the Registrant’s Registration Statement (No. 333-253222) filed on September 28, 2022.

(9)(g)	Amendment to Master Custodian Agreement with State Street Bank and Trust Company dated January 18, 2023 – Incorporated by reference to Post-Effective Amendment No. 14 to the Registrant’s Registration Statement (No. 333-253222) filed on January 18, 2023.

(9)(h)	Amendment to Master Custodian Agreement with State Street Bank and Trust Company dated July 2, 2024 – Incorporated by reference to Post-Effective Amendment No. 19 to the Registrant’s Registration Statement (No. 333-253222) filed on August 27, 2024.

(10)	12b-1 Distribution Plan and Agreement dated April 20, 2021 – Incorporated by reference to Pre-Effective Amendment No. 1 to the Registrant’s Registration Statement (No. 333-253222) filed on May 14, 2021.

(11)	Opinion and consent of Morris, Nichols, Arsht & Tunnell LLP as to the legality of the securities being registered – Incorporated by reference to Post-Effective Amendment No. 2 to the Registrant’s Registration Statement (No. 333-288406) under the Securities Act of 1933 filed on August 6, 2025.

(12)(a)	Opinion and consent of Ropes & Gray LLP as to tax matters for Putnam California Tax Exempt Income Fund and Franklin California Municipal Income ETF is filed herewith.

(12)(b)	Opinion and consent of Ropes & Gray LLP as to tax matters for Putnam Massachusetts Tax Exempt Income Fund and Franklin Massachusetts Municipal Income ETF is filed herewith.

(12)(c)	Opinion and consent of Ropes & Gray LLP as to tax matters for Putnam Minnesota Tax Exempt Income Fund and Franklin Minnesota Municipal Income ETF is filed herewith.

(12)(d)	Opinion and consent of Ropes & Gray LLP as to tax matters for Putnam New Jersey Tax Exempt Income Fund and Franklin New Jersey Municipal Income ETF is filed herewith.

(12)(e)	Opinion and consent of Ropes & Gray LLP as to tax matters for Putnam New York Tax Exempt Income Fund and Franklin New York Municipal Income ETF is filed herewith.

(12)(f)	Opinion and consent of Ropes & Gray LLP as to tax matters for Putnam Ohio Tax Exempt Income Fund and Franklin Ohio Municipal Income ETF is filed herewith.

(12)(g)	Opinion and consent of Ropes & Gray LLP as to tax matters for Putnam Pennsylvania Tax Exempt Income Fund and Franklin Pennsylvania Municipal Income ETF is filed herewith.

(12)(h)	Opinion and consent of Ropes & Gray LLP as to tax matters for Putnam Short-Term Municipal Income Fund and Franklin Short-Term Municipal Income ETF is filed herewith.

(12)(i)	Opinion and consent of Ropes & Gray LLP as to tax matters for Putnam Tax Exempt Income Fund and Franklin Municipal Income ETF is filed herewith.

(12)(j)	Opinion and consent of Ropes & Gray LLP as to tax matters for Putnam Tax-Free High Yield Fund and Franklin Municipal High Yield ETF is filed herewith.

(13)(a)	Transfer Agency and Service Agreement with State Street Bank and Trust Company dated April 1,

2021 – Incorporated by reference to Pre-Effective Amendment No. 1 to the Registrant’s Registration Statement (No. 333-253222) filed on May 14, 2021.

(13)(b)	Amendment to Transfer Agent Agreement with State Street Bank and Trust Company dated September 23, 2022 – Incorporated by reference to Post-Effective Amendment No. 9 to the Registrant’s Registration Statement (No. 333-253222) filed on September 28, 2022.

(13)(c)	Amendment to Transfer Agent Agreement with State Street Bank and Trust Company dated January 18, 2023 – Incorporated by reference to Post-Effective Amendment No. 14 to the Registrant’s Registration Statement (No. 333-253222) filed on January 18, 2023.

(13)(d)	Master Sub-Accounting Services Agreement between Putnam Investment Management, LLC and State Street Bank and Trust Company dated January 1, 2007; Appendix A amended as of July 24, 2017 – Incorporated by reference to Pre-Effective Amendment No. 1 to the Registrant’s Registration Statement (No. 333-253222) filed on May 14, 2021.

(13)(e)	Amendment to Master Sub-Accounting Services Agreement between Putnam Investment Management, LLC and State Street Bank and Trust Company dated August 1, 2013 – Incorporated by reference to Pre-Effective Amendment No. 1 to the Registrant’s Registration Statement (No. 333-253222) filed on May 14, 2021.

(13)(f)	Amendment to Master Sub-Accounting Services Agreement between Putnam Investment Management, LLC and State Street Bank and Trust Company dated April 1, 2021 – Incorporated by reference to Pre-Effective Amendment No. 1 to the Registrant’s Registration Statement (No. 333-253222) filed on May 14, 2021.

(13)(g)	Amendment to Master Sub-Accounting Services Agreement between Putnam Investment Management, LLC and State Street Bank and Trust Company dated June 25, 2021 – Incorporated by reference to Post-Effective Amendment No. 2 to the Registrant’s Registration Statement (No. 333-253222) filed on December 28, 2021.

(13)(h)	Amendment to Master Sub-Accounting Agreement between Putnam Investment Management, LLC and State Street Bank and Trust Company dated September 23, 2022 – Incorporated by reference to Post-Effective Amendment No. 9 to the Registrant’s Registration Statement (No. 333-253222) filed on September 28, 2022.

(13)(i)	Amendment to Master Sub-Accounting Services Agreement between Putnam Investment Management, LLC and State Street Bank and Trust Company dated January 18, 2023 – Incorporated by reference to Post-Effective Amendment No. 14 to the Registrant’s Registration Statement (No. 333-253222) filed on January 18, 2023.

(13)(j)	Amendment to Master Sub-Accounting Services Agreement between Putnam Investment Management, LLC and State Street Bank and Trust Company dated July 2, 2024 – Incorporated by reference to Post-Effective Amendment No. 19 to the Registrant’s Registration Statement (No. 333-253222) filed on August 27, 2024.

(13)(k)	Credit Agreement with State Street Bank and Trust Company and certain other lenders dated September 24, 2015 – Incorporated by reference to Post-Effective Amendment No. 2 to the Registrant’s Registration Statement (No. 333-253222) filed on December 28, 2021.

(13)(l)	Joinder Agreement No. 1 to Credit Agreement with State Street Bank and Trust Company and certain other lenders dated August 29, 2016 – Incorporated by reference to Post-Effective Amendment No. 2 to the Registrant’s Registration Statement (No. 333-253222) filed on December 28, 2021.

(13)(m)	Amendment No. 1 to Credit Agreement with State Street Bank and Trust Company dated September 22, 2016 – Incorporated by reference to Post-Effective Amendment No. 2 to the Registrant’s Registration Statement (No. 333-253222) filed on December 28, 2021.

(13)(n)	Amendment No. 2 to Credit Agreement with State Street Bank and Trust Company, dated September 21, 2017 – Incorporated by reference to Post-Effective Amendment No. 2 to the Registrant’s Registration Statement (No. 333-253222) filed on December 28, 2021.

(13)(o)	Amendment No. 3 to Credit Agreement with State Street Bank and Trust Company, dated September 20, 2018 – Incorporated by reference to Post-Effective Amendment No. 2 to the Registrant’s Registration Statement (No. 333-253222) filed on December 28, 2021.

(13)(p)	Amendment No. 4 to Credit Agreement with State Street Bank and Trust Company, dated September 19, 2019 – Incorporated by reference to Post-Effective Amendment No. 2 to the Registrant’s Registration Statement (No. 333-253222) filed on December 28, 2021.

(13)(q)	Amendment No. 5 to Credit Agreement with State Street Bank and Trust Company, dated October 18, 2019 – Incorporated by reference to Post-Effective Amendment No. 2 to the Registrant’s Registration Statement (No. 333-253222) filed on December 28, 2021.

(13)(r)	Amendment No. 6 and Consent No. 3 to Credit Agreement with State Street Bank and Trust Company, dated August 27, 2020 – Incorporated by reference to Post-Effective Amendment No. 2 to the Registrant’s Registration Statement (No. 333-253222) filed on December 28, 2021.

(13)(s)	Amendment No. 7 to Credit Agreement with State Street Bank and Trust Company, dated October 16, 2020 – Incorporated by reference to Post-Effective Amendment No. 2 to the Registrant’s Registration Statement (No. 333-253222) filed on December 28, 2021.

(13)(t)	Amendment No. 8 to Credit Agreement with State Street Bank and Trust Company, dated October 15, 2021 – Incorporated by reference to Post-Effective Amendment No. 2 to the Registrant’s Registration Statement (No. 333-253222) filed on December 28, 2021.

(13)(u)	Amendment No. 9 to Credit Agreement with State Street Bank and Trust Company, dated October 14, 2022 – Incorporated by reference to Post-Effective Amendment No. 13 to the Registrant’s Registration Statement (No. 333-253222) filed on December 27, 2022.

(13)(v)	Amendment No. 10 to Credit Agreement with State Street Bank and Trust Company dated May 2, 2023 – Incorporated by reference to Post-Effective Amendment No. 15 to the Registrant’s Registration Statement (No. 333-253222) filed on August 24, 2023.

(13)(w)	Amendment No. 11 and Consent No. 6 to Credit Agreement with State Street Bank and Trust Company dated December 7, 2023 – Incorporated by reference to Post-Effective Amendment No. 19 to the Registrant’s Registration Statement (No. 333-253222) filed on August 27, 2024.

(13)(x)	Amendment No. 12 to Credit Agreement with State Street Bank and Trust Company dated April 30, 2024 – Incorporated by reference to Post-Effective Amendment No. 19 to the Registrant’s Registration Statement (No. 333-253222) filed on August 27, 2024.

(13)(y)	Amended and Restated Uncommitted Line of Credit Agreement with State Street Bank and Trust Company dated September 24, 2015 – Incorporated by reference to Post-Effective Amendment No. 2 to the Registrant’s Registration Statement (No. 333-253222) filed on December 28, 2021.

(13)(z)	First Amendment to Amended and Restated Uncommitted Line of Credit Agreement with State Street Bank and Trust Company dated August 29, 2016 – Incorporated by reference to Post-Effective Amendment No. 2 to the Registrant’s Registration Statement (No. 333-253222) filed on December 28, 2021.

(13)(aa)	Second Amendment to Amended and Restated Uncommitted Line of Credit Agreement with State Street Bank and Trust Company dated September 22, 2016 – Incorporated by reference to Post-Effective Amendment No. 2 to the Registrant’s Registration Statement (No. 333-253222) filed on December 28, 2021.

(13)(bb)	Third Amendment to Amended and Restated Uncommitted Line of Credit Agreement with State Street Bank and Trust Company, dated September 21, 2017 – Incorporated by reference to Post-Effective Amendment No. 2 to the Registrant’s Registration Statement (No. 333-253222) filed on December 28, 2021.

(13)(cc)	Fourth Amendment to Amended and Restated Uncommitted Line of Credit Agreement with State Street Bank and Trust Company dated September 20, 2018 – Incorporated by reference to Post-Effective Amendment No. 2 to the Registrant’s Registration Statement (No. 333-253222) filed on December 28, 2021.

(13)(dd)	Fifth Amendment to Amended and Restated Uncommitted Line of Credit Agreement with State Street Bank and Trust Company dated September 19, 2019 – Incorporated by reference to Post-Effective Amendment No. 2 to the Registrant’s Registration Statement (No. 333-253222) filed on December 28, 2021.

(13)(ee)	Sixth Amendment to Amended and Restated Uncommitted Line of Credit Agreement with State Street Bank and Trust Company, dated October 18, 2019 – Incorporated by reference to Post-Effective Amendment No. 2 to the Registrant’s Registration Statement (No. 333-253222) filed on December 28, 2021.

(13)(ff)	Seventh Amendment and Consent to Amended and Restated Uncommitted Line of Credit Agreement with State Street Bank and Trust Company, dated August 27, 2020 – Incorporated by reference to Post-Effective Amendment No. 2 to the Registrant’s Registration Statement (No. 333-253222) filed on December 28, 2021.

(13)(gg)	Eighth Amendment to Amended and Restated Uncommitted Line of Credit Agreement with State Street Bank and Trust Company, dated October 16, 2020 – Incorporated by reference to Post-Effective Amendment No. 2 to the Registrant’s Registration Statement (No. 333-253222) filed on December 28, 2021.

(13)(hh)	Ninth Amendment Amended and Restated Uncommitted Line of Credit Agreement with State Street Bank and Trust Company, dated October 15, 2021 – Incorporated by reference to Post-Effective Amendment No. 2 to the Registrant’s Registration Statement (No. 333-253222) filed on December 28, 2021.

(13)(ii)	Tenth Amendment to Amended and Restated Uncommitted Line of Credit Agreement with State Street Bank and Trust Company, dated October 14, 2022 – Incorporated by reference to Post-Effective Amendment No. 13 to the Registrant’s Registration Statement (No. 333-253222) filed on December 27, 2022.

(13)(jj)	Eleventh Amendment to Amended and Restated Uncommitted Line of Credit Agreement with State Street Bank and Trust Company dated May 2, 2023 – Incorporated by reference to Post-Effective Amendment No. 15 to the Registrant’s Registration Statement (No. 333-253222) filed on August 24, 2023.

(13)(kk)	Amendment No. 12 and Consent No. 4 to Amended and Restated Uncommitted Line of Credit Agreement with State Street Bank and Trust Company dated December 7, 2023 – Incorporated by reference to Post-Effective Amendment No. 19 to the Registrant’s Registration Statement (No. 333-253222) filed on August 27, 2024.

(13)(ll)	Thirteenth Amendment to Amended and Restated Uncommitted Line of Credit Agreement with State Street Bank and Trust Company dated April 30, 2024 – Incorporated by reference to Post-Effective Amendment No. 19 to the Registrant’s Registration Statement (No. 333-253222) filed on August 27, 2024.

(13)(mm)	Form of Indemnification Agreement. – Incorporated by reference to Post-Effective Amendment No. 22 to the Registrant’s Registration Statement (No. 333-253222) filed on December 27, 2024.

(13)(nn)	Schedule of Indemnification Agreements conforming in all material respects to the Form of Indemnification Agreement filed as Exhibit (13)(mm) but which have not been filed as exhibits to the Registrant’s Registration Statement in reliance on Rule 483(d)(2) under the Securities Act of 1933, as amended – Incorporated by reference to Post-Effective Amendment No. 19 to the Registrant’s Registration Statement (No. 333-253222) filed on August 27, 2024.

(13)(oo)	Expense Limitation Agreement with PIM and FAV dated July 1, 2024. – Incorporated by reference to Post-Effective Amendment No. 22 to the Registrant’s Registration Statement (No. 333-253222) filed on December 27, 2024.

(13)(pp)	Subcontract for Fund Administrative Services between FAV and Franklin Templeton Services, LLC dated July 15, 2024 – Incorporated by reference to Post-Effective Amendment No. 22 to the Registrant’s Registration Statement (No. 333-253222) filed on December 27, 2024.

(14)(a)	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm, for Putnam Short-Term Municipal Income Fund – Incorporated by reference to Post-Effective Amendment No. 2 to the Registrant’s Registration Statement (No. 333-288406) under the Securities Act of 1933 filed on August 6, 2025.

(14)(b)	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm, for Putnam New York Tax Exempt Income Fund – Incorporated by reference to Post-Effective Amendment No. 2 to the Registrant’s Registration Statement (No. 333-288406) under the Securities Act of 1933 filed on August 6, 2025.

(14)(c)	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm, for Putnam Massachusetts Tax Exempt Income Fund and Putnam Ohio Tax Exempt Income Fund – Incorporated by reference to Post-Effective Amendment No. 2 to the Registrant’s Registration Statement (No. 333-288406) under the Securities Act of 1933 filed on August 6, 2025.

(14)(d)	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm, for Putnam New Jersey Tax Exempt Income Fund, Putnam Minnesota Tax Exempt Income Fund, and Putnam Pennsylvania Tax Exempt Income Fund – Incorporated by reference to Post-Effective Amendment No. 2 to the Registrant’s Registration Statement (No. 333-288406) under the Securities Act of 1933 filed on August 6, 2025.

(14)(e)	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm, for Putnam Tax-Free High Yield Fund – Incorporated by reference to Post-Effective Amendment No. 2 to the Registrant’s Registration Statement (No. 333-288406) under the Securities Act of 1933 filed on August 6, 2025.

(14)(f)	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm, for Putnam California Tax Exempt Income Fund and Putnam Tax Exempt Income Fund – Incorporated by reference to Post-Effective Amendment No. 2 to the Registrant’s Registration Statement (No. 333-288406) under the Securities Act of 1933 filed on August 6, 2025.

(15)	Not applicable.

(16)	Power of Attorney - Incorporated by reference to Post-Effective Amendment No. 2 to the Registrant’s Registration Statement (No. 333-288406) under the Securities Act of 1933 filed on August 6, 2025.

Item 17.  Undertakings

(1)	The undersigned Registrant agrees that, prior to any public reoffering of the securities registered through the use of a prospectus which is a part of this registration statement by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c) under the Securities Act of 1933, as amended (the “1933 Act”), the reoffering prospectus will contain the information called for by the applicable registration form for reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2)	The undersigned Registrant agrees that every prospectus that is filed under paragraph (1) above will be filed as a part of an amendment to the registration statement and will not be used until the amendment is effective, and that, in determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement for the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering of them.

(3)	The undersigned Registrant agrees to file an opinion of counsel supporting the tax consequences of the proposed reorganization as an amendment to this registration statement within a reasonable time after receipt of such opinion.

SIGNATURES

As required by the Securities Act of 1933, as amended, this Registration Statement has been signed on behalf of the Registrant, in the City of Boston and The Commonwealth of Massachusetts on the 9th day of February, 2026.

Putnam ETF Trust

/s/ Jonathan S. Horwitz
Name:	Jonathan S. Horwitz
Title:	Executive Vice President, Principal Executive Officer and Compliance Liaison

As required by the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated:

Signature	Title

Barbara M. Baumann*	Chair, Board of Trustees

Robert L. Reynolds*	President and Trustee

Jonathan S. Horwitz*	Executive Vice President, Principal Executive
Officer and Compliance Liaison

Michael J. Higgins*	Vice President, Treasurer, and Clerk

Jeffrey W. White*	Vice President, Principal Financial Officer,
Principal Accounting Officer and Assistant Treasurer

Liaquat Ahamed*	Trustee

Katinka Domotorffy*	Trustee

Catharine Bond Hill*	Trustee

Gregory G. McGreevey*	Trustee

Jennifer Williams Murphy*	Trustee

Marie Pillai*	Trustee

George Putnam III*	Trustee

Manoj P. Singh*	Trustee

Mona K. Sutphen*	Trustee

Jane E. Trust*	Trustee

* By: /s/ Jonathan S. Horwitz, as Attorney-in-Fact pursuant to Power of Attorney filed with the Post-Effective Amendment No. 2 to the Registrant’s Registration Statement on Form N-14 on August 6, 2025.
February 9, 2026